Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Reports Second Quarter 2012 Results from Continuing Operations

HOUSTON, TX, AUGUST 7, 2012 — Willbros Group, Inc. (NYSE: WG) announced today results from continuing operations for the second quarter of 2012. The Company recorded a net loss of $4.0 million, or ($0.08) per share, on revenue of $499.2 million, compared to a net loss from continuing operations in the first quarter of 2012 of $23.0 million, or ($0.48) per share, on revenue of $419.1 million, and net income from continuing operations of $7.2 million, or $0.15 per share, on revenue of $442.7 million in the second quarter of 2011.

For the second quarter of 2012, the Company generated operating income of $5.9 million compared to an operating loss of $10.6 million in the first quarter of 2012 and an operating income of $8.2 million in the second quarter of 2011.

Randy Harl, President and Chief Executive Officer, commented, “Our second quarter results were negatively impacted by delays on two projects and execution problems on two others. One project encountered dense rock formations, which led to underperformance by a sub-contractor and impacted productivity on the entire project. A lump-sum capital project in Canada also encountered poor soil conditions which reduced productivity and increased costs. In the aggregate, these four projects reduced our operating income by approximately $14.4 million in the second quarter of 2012, and were the primary reason we did not meet the operating income guidance of $14.0 to $16.0 million we provided with our first quarter results. Excluding the impact of these four projects, we would have exceeded the high end of this guidance.

“Despite the operating income shortfall relative to the guidance, we had several business units that performed as planned, or better than expected. I am very pleased with the progress we achieved in the Utility T&D segment which was driven by better performance in our transmission and distribution businesses in Texas. Our Texas distribution business, where we have been focused on making operating improvements, generated positive operating income for the first time since the acquisition of InfrastruX. Additionally, our Downstream Engineering business unit made a positive contribution for the second consecutive quarter and our Upstream Engineering unit continues to deliver strong operating performance on both engineering and EPC projects.

“We booked over $550 million of new work during the second quarter, maintaining a positive book-to-bill ratio. We continue to experience higher levels of bid activity consistent with our exposure to the Canadian oil sands, where we added $110 million in new work, primarily on sites where we have a long and successful work history. For the balance of 2012, we will emphasize improving our execution of the work we have in backlog.”

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CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Investor Relations
Willbros	Willbros
713-403-8038	713-403-8035

Backlog(2)

At June 30, 2012, Willbros reported backlog from continuing operations of $2.4 billion compared to $2.3 billion at March 31, 2012. Twelve month backlog increased 36 percent to $1.2 billion at June 30, 2012 compared to $865.1 million at December 31, 2011. The major increases in backlog were in the Oil & Gas and Canada segments which increased over 47 and 62 percent, respectively, from the end of last year.

Segment Operating Results

Oil & Gas

For the second quarter of 2012, the Oil & Gas segment reported operating income of $388 thousand on revenue of $291.4 million. Revenue increased $40.5 million as compared to $250.9 million in the same period last year and the increase was primarily driven by the rapid growth of our regional offices, which now generate approximately 21 percent of segment revenue. The segment’s performance was negatively impacted by a project delay associated with our customer obtaining necessary permits, which have now been received. The majority of revenue anticipated from this south Louisiana project is now expected to be generated in the third and fourth quarters. Additionally, our progress on the Red River Pipeline project was impeded by low productivity due to greater than anticipated rock excavation, which put the project in a loss position.

Utility T&D

For the second quarter of 2012, the Utility T&D segment reported operating income of $8.4 million on revenue of $170.5 million. This represents the best quarterly financial results since this segment was created after the InfrastruX acquisition. This improvement was mainly driven by higher utilization of resources in our transmission and distribution businesses and secondly by positive operating income generated in the Texas distribution business.

Canada

For the second quarter of 2012, the Canada segment reported an operating loss of $2.9 million on revenue of $37.4 million. The loss was attributable to a lump-sum capital project which encountered increased costs related to piling installation, which put the project in a loss position, as well as the delayed start-up on another project due to delays by the customer.

Liquidity

At June 30, 2012, the Company had $38.5 million of cash and cash equivalents and access to $25.0 million in cash under the revolver included in its Credit Facility. As part of the March 4, 2011 amendment to its Credit Facility, the Company agreed to limit its cash borrowings to $25.0 million plus amounts to pay the 6.5% Senior Notes that mature in December 2012 and $59.4 million paid to the 2.75% Senior Notes holders when they exercised their put rights in the first quarter of 2011. The $25.0 million borrowing restriction is lifted when the Company’s total leverage ratio, as defined, reaches 3.00 to 1.00, or less. In the second quarter of 2012, the Company paid an additional $16.7 million against its term loan and the total leverage ratio for the period ending June 30, 2012 was 3.14.

2 of 5
CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Investor Relations
Willbros	Willbros
713-403-8038	713-403-8035

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Wednesday, August 8, 2012 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Second Quarter Earnings Conference Call

When:	Wednesday, August 8, 2012 - 9:00 a.m. Eastern Time

How:	Live via phone - By dialing 480-629-9772 or 888-549-7880 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the investor relations home page.

For those who cannot listen to the live call, a replay will be available through August 15, 2012, and may be accessed by calling 303-590-3030 or 800-406-7325 using pass code 4558374#. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.

Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life-cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the potential for additional investigations and lawsuits; disruptions to the global credit markets; the untimely filing of financial statements; the global economic downturn; fines and penalties by government agencies; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the integration and operation of InfrastruX; the consequences the Company may encounter if it is unable to make payments required of it pursuant to its settlement agreement of the West African Gas Pipeline Company Limited lawsuit; the existence of material weaknesses in internal control over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades; the effective tax rate of the different countries where the Company performs work; development trends of the oil, gas, power, refining and petrochemical industries; and changes in the political and economic environment of the countries in which the Company has operations; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

TABLE TO FOLLOW

3 of 5
CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Investor Relations
Willbros	Willbros
713-403-8038	713-403-8035

WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Income Statement
Contract revenue
Oil & Gas	$291,406	$250,947	$537,310	$417,019
Utility T&D	170,521	159,112	309,834	279,656
Canada	37,356	32,701	71,325	69,957
Eliminations	(89)	(86)	(185)	(169)

	499,194	442,674	918,284	766,463

Operating expenses
Oil & Gas	291,018	252,571	536,076	427,878
Utility T&D	162,145	152,556	309,865	285,339
Canada	40,266	29,396	77,286	71,786
Changes in fair value of earn out liability	—	—	—	(6,000)
Eliminations	(89)	(86)	(185)	(169)

	493,340	434,437	923,042	778,834

Operating income (loss)
Oil & Gas	388	(1,624)	1,234	(10,859)
Utility T&D	8,376	6,556	(31)	(5,683)
Canada	(2,910)	3,305	(5,961)	(1,829)
Changes in fair value of earn out liability	—	—	—	6,000

Operating income (loss)	5,854	8,237	(4,758)	(12,371)

Other expense
Interest expense, net	(7,124)	(10,446)	(15,018)	(25,246)
Loss on early extinguishment of debt	(1,149)	(4,124)	(3,405)	(4,124)
Other, net	24	201	(241)	(20)

	(8,249)	(14,369)	(18,664)	(29,390)

Loss from continuing operations before income taxes	(2,395)	(6,132)	(23,422)	(41,761)
Provision (benefit) for income taxes	1,273	(13,690)	2,925	(12,158)

Income (loss) from continuing operations	(3,668)	7,558	(26,347)	(29,603)
Income (loss) from discontinued operations net of provision for income taxes	7,376	(9,708)	9,675	(17,166)

Net income (loss)	3,708	(2,150)	(16,672)	(46,769)
Less: Income attributable to noncontrolling interest	(328)	(311)	(672)	(582)

Net income (loss) attributable to Willbros Group, Inc.	$3,380	$(2,461)	$(17,344)	$(47,351)

Reconciliation of net income (loss) attributable to Willbros Group, Inc.
Income (loss) from continuing operations	$(3,996)	$7,247	$(27,019)	$(30,185)
Income (loss) from discontinued operations	7,376	(9,708)	9,675	(17,166)

Net income (loss) attributable to Willbros Group, Inc.	$3,380	$(2,461)	$(17,344)	$(47,351)

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.08)	$0.15	$(0.56)	$(0.64)
Discontinued operations	0.15	(0.20)	0.20	(0.36)

	$0.07	$(0.05)	$(0.36)	$(1.00)

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.08)	$0.15	$(0.56)	$(0.64)
Discontinued operations	0.15	(0.20)	$0.20	(0.36)

	$0.07	$(0.05)	$(0.36)	$(1.00)

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$9,334	$73,394	$29,897	$42,917
Investing activities	(1,847)	$2,840	2,346	18,380
Financing activities	(27,748)	$(48,438)	(60,751)	(90,302)
Foreign exchange effects	(236)	$665	(1,706)	1,691
Discontinued operations	10,016	$(4,747)	5,250	(10,784)

Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	47,995	47,437	47,888	47,377
Diluted	47,995	47,776	47,888	47,377
Adjusted EBITDA from continuing operations(1)	$18,159	$23,242	$24,368	$16,641
Capital expenditures	4,082	4,463	7,516	6,343

4 of 5
CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Investor Relations
Willbros	Willbros
713-403-8038	713-403-8035

Reconciliation of Non-GAAP Financial Measure

Adjusted EBITDA from continuing operations (1)
Net income (loss) from continuing operations attributable to Willbros Group, Inc.	$(3,996)	$7,247	$(27,019)	$(30,185)
Interest expense, net	7,124	10,446	15,018	25,246
` Provision (benefit) for income taxes	1,273	(13,690)	2,925	(12,158)
Loss on early extinguishment of debt	1,149	4,124	3,405	4,124
Changes in fair value of earn out liability	—	—	—	(6,000)
Depreciation and amortization	12,995	16,184	26,100	32,664
DOJ monitor cost	—	122	1,586	2,603
Stock based compensation	1,837	2,067	3,925	3,468
Restructuring and reorganization costs	34	28	136	173
Acquisition related costs	—	136	—	179
(Gains) losses on sales of assets	(2,585)	(3,733)	(2,380)	(4,055)
Noncontrolling interest	328	311	672	582

Adjusted EBITDA from continuing operations (1)	$18,159	$23,242	$24,368	$16,641

	6/30/2012	3/31/2012	12/31/2011
Balance Sheet Data
Cash and cash equivalents	$38,481	$48,939	$58,686
Working capital	61,344	133,626	172,470
Total assets	868,801	857,644	861,771
Total debt	227,947	238,124	268,794
Stockholders’ equity	216,404	211,804	231,578

Backlog Data (2)
Total By Reporting Segment
Oil & Gas	$716,756	$678,946	$517,597
Utility T&D	1,336,397	1,375,119	1,345,204
Canada	362,933	293,061	309,416

Total Backlog	$2,416,086	$2,347,126	$2,172,217

Total Backlog By Geographic Area
United States	$1,886,855	$1,872,478	$1,718,920
Canada	362,933	293,061	309,416
Middle East/North Africa	160,060	174,747	135,698
Other International	6,238	6,840	8,183

Total Backlog	$2,416,086	$2,347,126	$2,172,217

12 Month Backlog	$1,177,607	$980,792	$865,124

(1)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. These adjustments are included in various performance metrics under our credit facilities and other financing arrangements. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

(2)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications.

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5 of 5
CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Investor Relations
Willbros	Willbros
713-403-8038	713-403-8035